Exhibit 99.1

Offer to Purchase and Consent Solicitation Statement

$255,000,000

Cabot Industrial Properties, L.P.

Offer to Purchase for Cash and
Solicitation of Consents Relating to its

Outstanding Aggregate Principal Amount	Title of Series of Securities	Reference U.S. Treasury Security	Fixed Spread	CUSIP No.
$200,000,000	7.125% Redeemable Notes Due 2004	3.375% due April 30, 2004	85 bp.	127071AA6
$15,000,000	8.200% Series A Medium Term Notes Due 2005	6.500% due August 15, 2005	130 bp.	12707EAB6
$40,000,000	8.500% Series A Medium Term Notes Due 2010	5.750% due August 15, 2010	150 bp.	12707EAA8

at a purchase price with respect to each series determined by reference to the applicable fixed spread specified above over the yield to maturity of the applicable reference U.S. Treasury security specified above at 3:00 p.m., New York City time, on the second business day immediately preceding the date the applicable Offer expires (of which an amount equal to $20.00, or 2.0% of the principal amount at maturity, will constitute a consent payment that we will pay only for Securities tendered prior to the Consent Payment Deadline referred to below and not subsequently withdrawn), plus accrued and unpaid interest to, but not including, the Settlement Date referred to below.

THE CONSENT PAYMENT DEADLINE (I.E., THE TIME BY WHICH YOU MUST TENDER SECURITIES IN ORDER TO BE ELIGIBLE TO RECEIVE THE CONSENT PAYMENT) WILL BE 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 29, 2003, UNLESS EXTENDED. THE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2003, UNLESS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION TIME”). CONSENTS MAY BE REVOKED AT ANY TIME AT OR PRIOR TO THE CONSENT PAYMENT DEADLINE, AND TENDERED SECURITIES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER, EXCEPT IN EACH CASE UNDER LIMITED CIRCUMSTANCES DESCRIBED MORE FULLY IN THIS OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT.

If you tender Securities you will, by the act of tendering, be consenting to various amendments to the indenture and the supplemental indentures under which the Securities were issued.

Our obligation to purchase tendered Securities pursuant to the Offers is conditioned on, among other things, satisfaction of the Consent Condition and the Financing Condition described in this Offer to Purchase and Consent Solicitation Statement.

We will pay for Securities we purchase pursuant to each Offer and for Consents in same-day funds on the first business day after the Expiration Time, or as soon as practicable after such time. We call the date on which we purchase Securities pursuant to each Offer the “Settlement Date.”

If you elect to tender Securities pursuant to the Offers, you may do so through The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) or by following the alternative procedures described in this Offer to Purchase and Consent Solicitation Statement and in the related Letter of Transmittal and Consent. If you tender through ATOP you do not need to complete the Letter of Transmittal and Consent. If you hold your Securities through a broker or other nominee, only that broker or nominee can tender your Securities. In that case, you must instruct your broker or nominee if you elect to tender your Securities.

None of Cabot L.P., Cabot Trust, Calwest, CalPERS, RREEF, the Trustee, the Information Agent, the Depositary or the Dealer Manager makes any recommendation as to whether or not you should tender Securities pursuant to the Offers.

The Dealer Manager for the Offers is:

Goldman, Sachs & Co.

The date of this Offer to Purchase and Consent Solicitation Statement is January 15, 2003

-i-

CABOT INDUSTRIAL PROPERTIES, L.P.

Cabot Industrial Properties, L.P., a Delaware limited partnership (“Cabot L.P.”), leases, manages, holds for investment, acquires and develops industrial real estate properties in principal markets throughout the United States. Our sole general partner is Cabot Industrial Trust (“Cabot Trust”), a Maryland real estate investment trust (“REIT”). We are organized in what is commonly referred to as an umbrella partnership, or “UPREIT” structure, meaning that all of Cabot Trust’s properties are held and its business is conducted primarily through us. Cabot Trust holds a 100% partnership interest in us (exclusive of preferred units).

Cabot Trust is principally owned by Calwest Industrial Properties, LLC (“Calwest”), which is a joint venture between the California Public Employees’ Retirement System (“CalPERS”) and RREEF America L.L.C. and its affiliates. We have engaged RREEF Real Estate Investment Managers (“RREEF”), an affiliate of one of the members in Calwest, to provide us with asset and property management, acquisition, disposition and development services.

We were organized on October 10, 1997. Our principal offices are located at 875 North Michigan Avenue, 41st Floor, Chicago, Illinois 60611. In this Offer to Purchase and Consent Solicitation Statement (this “Offer to Purchase”), “Cabot L.P.,” “we,” “us,” and “our” refer to Cabot L.P.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements regarding Cabot L.P. and our affiliates contained in this Offer to Purchase and the documents referred to in “Where You Can Find More Information and Incorporation by Reference” contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and about our beliefs and assumptions. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” and “estimates,” and variations of such words and similar expressions, are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or suggested by such forward-looking statements and readers of this Offer to Purchase should not rely on them. Our operating results depend primarily on income from industrial properties, which may be affected by various factors, including changes in national and local economic conditions, competitive market conditions, uncertainties and costs related to and the imposition of conditions on receipt of governmental approvals and costs of material and labor, all of which may cause actual results to differ materially from what is expressed in this Offer to Purchase. Capital and credit market conditions that affect our cost of capital also influence operating results. All forward-looking statements are current only as of the date on which such statements are made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Pursuant to the terms of the indenture under which the Securities (as defined below) were issued and Section 13(a) of the Exchange Act, we are required to file reports, proxy statements and other documents and information with the Securities and Exchange Commission (the “SEC”). The Securities were publicly issued pursuant to a Registration Statement on Form S-3 that we filed with the SEC under the Securities Act. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy statements and other documents and information about issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

This Offer to Purchase “incorporates by reference” information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Any statement contained in this Offer to Purchase or in any document incorporated or deemed to be incorporated by reference in this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or any subsequently filed document that also is, or is deemed to be, incorporated by reference in this Offer to Purchase modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Time (as defined below):

•	our transition report on Form 10-K for the transition period from January 1, 2002 to June 30, 2002 (File No. 1-14979);

•	our annual reports on Form 10-K for the years ended December 31, 2002 and 2001 (File No. 1-14979);

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2002, as amended by Form 10-Q/A filed on November 14, 2002 (File No. 1-14979); and

•	our current reports on Form 8-K filed on October 3, 2002 and December 18, 2002 (File No. 1-14979).

THE OFFERS

We hereby offer, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal and Consent (the “Letter of Transmittal”), to purchase for cash, for the applicable consideration described below, all of the outstanding debt securities identified below (the “Securities”). Each of the Offers will commence at 9:00 a.m., New York City time, on January 15, 2003, and will expire at 5:00 p.m., New York City time, on February 13, 2003 (the “Expiration Time”), unless the Expiration Time is extended by us in our sole discretion, subject to our right, in our sole discretion, to the extent that we are legally permitted to do so, to terminate, withdraw or amend any Offer at any time as discussed below.

The Securities that are the subject of the Offers are our 7.125% Redeemable Notes due 2004 (the “7.125% Notes”), our 8.200% Series A Medium Term Notes due 2005 (the “8.200% Notes”) and our 8.500% Series A Medium Term Notes due 2010 (the “8.500% Notes”). As of the date of this Offer to Purchase, $255 million aggregate principal amount of the Securities was outstanding. We will accept tenders of Securities only in principal amounts of $1,000 or integral multiples of $1,000. The Securities were issued under an Indenture dated as of April 30, 1999 (the “Original Indenture”) between Cabot L.P., Cabot Trust, as Guarantor, and The Bank of New York, as Trustee (the “Trustee”), as supplemented and amended by a Supplemental Indenture No. 1, dated as of May 4, 1999, with respect to the 7.125% Notes (the “First Supplemental Indenture”) and a Supplemental Indenture No. 2, dated as of September 7, 2000, with respect to the 8.200% Notes and the 8.500% Notes (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Supplemental Indentures”). You can contact Georgeson Shareholder Communications, Inc., the information agent for the Offers (the “Information Agent”), at the number on the back cover page of this Offer to Purchase to obtain copies of the Original Indenture and the Supplemental Indentures without charge.

In connection with the Offers, we are also seeking consents (the “Consents”) to the adoption of various amendments (the “Amendments”) to the Original Indenture and the Supplemental Indentures (the “Consent Solicitations”). We will set forth the Amendments in three new supplemental indentures, which are referred to in this Offer to Purchase individually as the “Third Supplemental Indenture,” the “Fourth Supplemental Indenture” and the “Fifth Supplemental Indenture,” and collectively as the “New Supplemental Indentures.” Under the terms of the New Supplemental Indentures, the Amendments will not become operative unless and until we purchase validly tendered and unwithdrawn Securities pursuant to the applicable Offers. If you validly tender Securities you will, by the act of tendering, be consenting to the Amendments. For more information about the New Supplemental Indentures and the Amendments, see “The Amendments.”

Purpose of the Offers and Consent Solicitations

The purpose of the Offers is to acquire all of the outstanding Securities. The purpose of the Consent Solicitations and the Amendments is to eliminate certain covenants and events of default contained in the Original Indenture and the Supplemental Indentures so that any non-tendered Securities do not restrict our future financial and operating flexibility. See “The Amendments.”

Offer Consideration, Consent Payment and Accrued Interest

The consideration for each $1,000 principal amount of Securities tendered pursuant to the Offers (the “Offer Consideration”) shall be:

(1)    the price, calculated as described in Schedule I to this Offer to Purchase, intended to result in a yield (the “Offer Yield”) to the maturity date of the applicable Security, equal to the sum of

(a)    the yield to maturity (the “Reference Yield”) of the applicable U.S. Treasury security (the “Reference Security”), as calculated by Goldman, Sachs & Co., the dealer manager for the Offers (the “Dealer Manager”), in accordance with standard market practice based on the bid price for such Reference Security, as of 3:00 p.m., New York City time, on the second business day preceding the applicable Expiration Time (the “Price Determination Date”), as reported by Bloomberg Screen Px4, Bloomberg Screen Px5 and Bloomberg Screen Px7, as the case may be (the “Quotation Report”), or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Quotation Report is not available or is manifestly erroneous, plus

(b)    the applicable fixed spread (the “Fixed Spread”) specified in this Offer to Purchase for such series of Securities (such price being rounded to the nearest $0.01 per $1,000 principal amount of Securities), minus

(2)    an amount equal to $20.00 (i.e., 2.0% of the principal amount at maturity) (the “Consent Payment”), plus

(3)    accrued and unpaid interest to, but not including, the Settlement Date (as defined below).

We are also soliciting Consents to the Amendments from holders, and are offering to pay each holder who consents to the Amendments prior to the Consent Payment Deadline described below (and does not subsequently withdraw the Securities to which such Consents relate), a Consent Payment of $20.00 in cash for each $1,000 principal amount of Securities for which Consents have been validly delivered and not validly revoked prior to the Consent Payment Deadline, with such payment to be made on the applicable Settlement Date, but only if the Securities to which such Consents relate are accepted for payment pursuant to the terms of the Offers. The sum of the Offer Consideration and the Consent Payment is referred to herein as the “Total Consideration.” If you tender Securities after the Consent Payment Deadline (or you withdraw your tender or do not tender your Securities at all), you will not receive the Consent Payment. The “Consent Payment Deadline” will be 5:00 p.m., New York City time, on January 29, 2003, unless extended by us in our sole discretion.

Assuming all of the conditions to the applicable Offer are satisfied or waived, we will pay for Securities we purchase pursuant to such Offer and for Consents in same-day funds on the first business day after the Expiration Time, or as soon as practicable thereafter (the “Settlement Date”). See “—Acceptance for Payment and Payment.” If we withdraw an Offer before the Expiration Time or otherwise do not complete it, we will not pay the Consent Payment or any other amounts to holders who have tendered pursuant to such Offer.

The Dealer Manager will calculate the Reference Yield, Offer Yield, Offer Consideration and accrued interest for each of the Securities purchased pursuant to the Offers, and its calculation shall be conclusive and binding, absent manifest error. A hypothetical calculation demonstrating the determination of the Offer Consideration in the manner described above for the 7.125% Notes is set forth in Schedule II to this Offer to Purchase.

The following table sets forth for each series of Securities the CUSIP number, outstanding aggregate principal amount, maturity date, Reference Security and Fixed Spread. Also included in the table below is a column showing the hypothetical Total Consideration (minus accrued interest payable) for each series of Securities, expressed as a percentage of the principal amount of the Security, based on the yield to maturity of the applicable Reference Security at 3:00 p.m., New York City time, on January 14, 2003. The actual Total Consideration for any Securities and Consents may not be equal to the hypothetical Total Consideration shown below.

Series of Securities	CUSIP No.	Outstanding Aggregate Principal Amount	Maturity Date	Reference Security	Fixed Spread	Hypothetical Total Consideration (minus accrued interest)
7.125%Notes	127071AA6	$200,000,000	May 1, 2004	3.375% due April 30, 2004	85 bp.	$1,058.13
8.200%Notes	12707EAB6	$15,000,000	Sept. 15, 2005	6.500% due August 15, 2005	130 bp.	$1,119.94
8.500%Notes	12707EAA8	$40,000,000	Sept. 15, 2010	5.750% due August 15, 2010	150 bp.	$1,200.46

Because the Offer Consideration for each Offer is based on a fixed spread pricing formula linked to a yield on a reference security, the Offer Consideration—which is the portion of the Total Consideration that would be received by all tendering holders pursuant to such Offer (whether or not such tenders are made at or prior to the Consent Payment Deadline)—will be affected by changes in such yield during the term of the Offer prior to the Price Determination Date. After the Price Determination Date, when the Offer Consideration is no longer linked to the yield on a reference security, the actual amount of cash that will be received by a tendering holder pursuant to the Offers will be known and holders will be able to ascertain the Total Consideration and the Offer Consideration in the manner described above, unless the Offers are extended for a period longer than three business days. In the event the Offers are extended for any period longer than three business days from the previously scheduled Expiration Time, then a new Price Determination Date may be established.

Promptly after the Price Determination Date, but in any event before 9:00 a.m., New York City time, on the following business day, we will publicly announce the pricing information referred to above by press release to the Dow Jones News Service.

Holders of Securities may, prior to the Price Determination Date, obtain hypothetical quotes of the Reference Yield, Offer Yield, Offer Consideration (excluding accrued interest) and Total Consideration (excluding accrued interest) for any of the Securities by contacting the Dealer Manager toll free at (877) 686-5059. Although the yield to maturity of the Reference Security on the Price Determination Date will only be determined from the source noted above, information regarding the closing yield to maturity of the Reference Security on any trading day may also be found in The Wall Street Journal.

Following completion of the Offers, we and/or any of our affiliates (including Cabot Trust or Calwest) may purchase additional Securities in the open market, in privately negotiated transactions, through subsequent tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to holders than the terms of the Offers. Any future purchases by us and/or our affiliates (including Cabot Trust or Calwest) will depend on various factors at that time.

The Consent Solicitations

In conjunction with the Offers, we are soliciting Consents to the Amendments. The Consent Solicitations are being made to obtain the requisite Consents of holders of Securities to the Amendments and execution of the New Supplemental Indentures. See “—Procedure for Tendering Securities and Giving Consents” and “The Amendments.”

We are offering to pay to each holder of Securities who validly consents to the Amendments prior to the applicable Consent Payment Deadline (and does not subsequently withdraw the Securities to which such Consents relate) $20.00 in cash for each $1,000 principal amount of Securities for which Consents have been validly delivered and not validly revoked prior to the execution of the New Supplemental Indentures, with such payment to be made on the applicable Settlement Date, but only if the Securities to which such Consents relate are accepted for payment pursuant to the terms of the Offers.

We will set forth the Amendments in three New Supplemental Indentures, which are described in detail under “The Amendments.” To approve the New Supplemental Indentures and the Amendments, we must obtain the approvals of the following holders of Securities (collectively, the “Requisite Consents”):

•
to approve the Amendments reflected in the Third Supplemental Indenture, the registered holders of at least a majority in aggregate principal amount of Securities outstanding as of the Consent Payment Deadline, considered together as a single class, must tender Consents to the Third Supplemental Indenture;

•
to approve the Amendments reflected in the Fourth Supplemental Indenture, the registered holders of at least a majority in aggregate principal amount of the 7.125% Notes outstanding as of the Consent Payment Deadline must tender Consents to the Fourth Supplemental Indenture; and

•
to approve the Amendments reflected in the Fifth Supplemental Indenture, the registered holders of at least a majority in aggregate principal amount of the 8.200% Notes and the 8.500% Notes outstanding as of the Consent Payment Deadline, considered together as a single class, must tender consents to the Fifth Supplemental Indenture.

Our obligation to purchase tendered Securities pursuant to the Offers is conditioned on, among other things, receipt by Alpine Fiduciary Services, Inc., the depositary for the Offers (the “Depositary”), of the Requisite Consents for all three of the New Supplemental Indentures (the “Consent Condition”).

The Amendments will be effected by the execution of the New Supplemental Indentures as soon as practicable after the Consent Payment Deadline. Although the New Supplemental Indentures may be executed prior to acceptance of Securities under the Offers, the Amendments set forth in each New Supplemental Indenture will not become operative unless and until we purchase any validly tendered and unwithdrawn Securities pursuant to the applicable Offers.

Each holder of Securities that were not tendered or accepted for payment pursuant to the Offers will be bound by the Amendments, regardless of whether the holder consented to the applicable Amendments, as follows:

•	if the Third Supplemental Indenture becomes effective, it will apply to all the Securities that remain outstanding;

•	if the Fourth Supplemental Indenture becomes effective, it will apply to all of the 7.125% Notes that remain outstanding; and

•	if the Fifth Supplemental Indenture becomes effective, it will apply to all of the 8.200% Notes and the 8.500% Notes that remain outstanding.

Accordingly, consummation of the Offers may have adverse consequences on non-tendering holders of Securities. See “Certain Considerations and Risk Factors” and “The Amendments.”

If Securities are accepted for payment pursuant to the Offers, holders who validly tender their Securities pursuant to the applicable Offer at or prior to the Consent Payment Deadline will receive the Offer Consideration (including any accrued interest), subject to satisfaction or waiver of the Consent Condition and the other conditions to the Offers, plus the Consent Payment (i.e., the Total Consideration), whereas holders who validly tender their Securities after the Consent Payment Deadline will receive only the Offer Consideration (including any accrued interest).

Holders who tender Securities in any of the Offers are obligated to consent to the Amendments. Pursuant to the terms of the Letter of Transmittal, the completion, execution and delivery of a Letter of Transmittal (or an Agent’s Message (as defined below) in lieu thereof) by a holder in connection with the tender of Securities will be deemed to constitute the Consent of such tendering holder to the Amendments. Holders may not deliver Consents without tendering their Securities and may not revoke Consents without withdrawing the previously tendered Securities to which such Consents relate from such Offer.

Consents may be validly revoked at any time prior to the Consent Payment Deadline, but not after such date (except under certain limited circumstances described more fully in this Offer to Purchase). See “—Withdrawal of Tenders (and Revocation of Corresponding Consents).” A valid withdrawal of tendered Securities prior to the applicable Consent Payment Deadline will constitute the concurrent valid revocation of such holder’s related Consent. In order for a holder to revoke a Consent, such holder must withdraw the related tendered Securities.

Procedure for Tendering Securities and Giving Consents

The procedures by which you may tender your Securities and give your Consent will depend on the manner in which you hold those Securities, as described below.

Tender of Securities through a nominee. If you hold your Securities through a custodian bank, depositary, broker, trust company or other nominee, only that nominee can tender your Securities. In that case, you should contact such nominee promptly and instruct such nominee to tender the Securities and deliver a Consent on your behalf according to the procedure described below.

Tender of Securities directly through DTC. If you are a participant in The Depository Trust Company (“DTC”) and have Securities credited to your DTC account (which Securities are thereby held of record by DTC’s nominee), you may directly tender your Securities and deliver Consents with respect to your Securities through DTC’s Automated Tender Offer Program (“ATOP”) as if you were the record holder of the Securities. Within two business days after the date of this Offer to Purchase, the Depositary will establish accounts with respect to the Securities at DTC for purposes of the Offers. Any participant in DTC may tender such Securities and deliver Consents with respect to the Securities by (1) effecting a book-entry transfer of all Securities to be tendered in the Offers into the account of the Depositary, at DTC, in accordance with DTC’s procedures for such transfer and (2) either (a) effecting an Agent’s Message or (b) completing and signing the Letter of Transmittal in accordance with the instructions set forth in the Letter of Transmittal and delivering such properly completed and signed Letter of Transmittal, together with any signature guarantees and other documents required by the Letter of Transmittal, to the Depositary at its address set forth on the back cover page of this Offer to Purchase, in each case prior to the applicable Consent Payment Deadline in order to receive the Consent Payment. Thereafter, holders who validly tender their Securities pursuant to such procedures prior to the applicable Expiration Time will receive the Offer Consideration, but will not receive the applicable Consent Payment.

Timely book-entry delivery requires receipt of a confirmation of a book-entry transfer into the Depositary’s account at DTC (a “Book-Entry Confirmation”) by the Depositary prior to the applicable Consent Payment Deadline (in order to receive the Consent Payment) or the Expiration Time (in order to receive the Offer Consideration). Although delivery of Securities may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message in connection with a book-entry transfer or the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), together with any required signature guarantees and other required documents, must, in any case, be delivered or transmitted to and received by the Depositary at the address set forth on the back cover page of this Offer to Purchase (1) prior to the applicable Consent Payment Deadline to receive the Consent Payment and (2) prior to the applicable Expiration Time to receive the Offer Consideration for tendered Securities. Delivery of a Letter of Transmittal or other documents to DTC will not constitute a valid delivery to the Depositary.

The Depositary and DTC have confirmed that the Offers are eligible for DTC’s ATOP. Accordingly, DTC participants may, in lieu of physically completing, signing and delivering to the Depositary the Letter of Transmittal, electronically transmit their acceptance of any Offer (and thereby provide their Consent to the Amendments) through ATOP by causing DTC to transfer Securities to the Depositary’s DTC account in accordance with DTC’s ATOP procedures for transfer. DTC will then send an Agent’s Message to the Depositary. Delivery of tendered Securities by a DTC participant must be made to the Depositary pursuant to the book-entry procedures set forth below prior to the applicable Consent Payment Deadline (and not subsequently withdrawn) in order to receive the Consent Payment. Holders who validly tender their Securities pursuant to such procedures after the applicable Consent Payment Deadline but prior to the applicable Expiration Time will not receive the applicable Consent Payment, but will receive the Offer Consideration.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Securities that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (including, without limitation, the fact that such participant has consented to the Amendments in accordance with the terms of the Letter of Transmittal) and that we may enforce such agreement against such DTC participant.

Need for guarantee of signature. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program unless the Securities tendered by the Letter of Transmittal are tendered (1) by the registered holder of those Securities and that holder has not completed the box entitled “Special Issuance/Delivery Instructions” on the Letter of Transmittal or (2) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

General. If you tender Securities pursuant to the Offers by one of procedures set forth above, that tender will constitute (1) an agreement between you and us in accordance with the terms and subject to the conditions of the applicable Offer and (2) your Consent to the Amendments.

The method of delivering the Letter of Transmittal and all other required documents is at your election and risk. If you choose to deliver by mail, we recommend that you mail by registered mail with return receipt requested and properly insure delivery. In all cases, you should allow sufficient time to ensure timely delivery.

We will determine all questions as to the form of documents and the validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Securities in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Securities that we determine are not in proper form or for which the acceptance for payment or payment may, in the view of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offers or any defect or irregularity in the tender of Securities of any particular holder, whether or not we waive similar conditions, defects or irregularities in the case of other holders. Our interpretation of the terms and conditions of the Offers (including the instructions in the Letter of Transmittal) will be final and binding. None of Cabot L.P., Cabot Trust, Calwest, CalPERS, RREEF, the Depositary, the Dealer Manager, the Information Agent, the Trustee or any other person will owe any duty to notify you of any defects or irregularities in tenders or any notices of withdrawal, or will incur any liability to you for failure to give any such notice.

Withdrawal of Tenders (and Revocation of Corresponding Consents)

If you validly tender your Securities pursuant to the Offers, you may withdraw that tender at any time prior to the Expiration Time. If you validly withdraw tendered Securities prior to the Consent Payment Deadline, that withdrawal will constitute the concurrent valid revocation of (and the only means of validly revoking) the related Consent. You may not withdraw tendered Securities after the Expiration Time and you may not revoke Consents after the Consent Payment Deadline. If you withdraw tendered Securities after the Consent Payment Deadline, your Consent will remain valid, but you will not receive any Consent Payment.

In order to withdraw a tender, you must ensure that a written or facsimile transmission notice of withdrawal is timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. The withdrawal notice must (1) specify the name of the holder who tendered the Securities to be withdrawn and, if different, the name of the participant for whose account those Securities were tendered and that participant’s account number at DTC to be credited with the withdrawn Securities, (2) contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn), and (3) be signed by the holder of those Securities in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees (or, in the case of Securities tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the DTC participant’s name is listed on the applicable Agent’s Message), or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those Securities. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless those Securities have been tendered for the account of an Eligible Institution.

You may not rescind a withdrawal of any tender, and if you properly withdraw any tender we will deem your withdrawn Securities not validly tendered for purposes of the Offers. You may, however, retender properly withdrawn Securities by again following the procedure described in “—Procedure for Tendering Securities and Giving Consents” above at any time prior to the Expiration Time (or, if you want to receive the Consent Payment, prior to the Consent Payment Deadline).

You may not withdraw tenders or revoke Consents except in accordance with the foregoing procedures.

Acceptance for Payment and Payment

On the terms and subject to the conditions of the Offers, we will accept for payment all Securities that are validly tendered pursuant to the Offers and not validly withdrawn. For purposes of the Offers, we will be deemed to have accepted for payment tendered Securities if, as and when we give written notice to the Depositary of our acceptance for payment of those Securities. For purposes of the Consent Solicitations, Consents received by the Depositary will be deemed to have been accepted if, as and when (1) we and the Trustee (and, in the case of the Third Supplemental Indenture, Cabot Trust) execute the New Supplemental Indentures and (2) we have accepted validly tendered and unwithdrawn Securities for purchase and payment pursuant to the applicable Offers. The Depositary will act as agent for the tendering holders for the purpose of receiving payments from us and transmitting those payments to the tendering holders. Thus, we will pay for Securities accepted for payment pursuant to the Offers and for Consents by depositing same-day funds with the Depositary on the Settlement Date, which will be the first business day after the Expiration Time, or as soon as practicable after such date. Under no circumstances will we pay any additional interest because of any delay in the transmission of funds from the Depositary to the tendering holders.

Source of Funds

We estimate that the total amount of funds required to purchase all of the Securities and make the related Consent Payments pursuant to the Offers will be up to approximately $276.4 million (assuming all Securities are validly tendered in the Offers prior to the Consent Payment Deadline and not subsequently withdrawn). This amount does not include related fees and expenses. We intend to fund the purchase of the Securities pursuant to the Offers using proceeds from a loan we are currently negotiating with Goldman Sachs Mortgage Company (“GSMC”), an affiliate of the Dealer Manager. However, we have no commitment for financing from GSMC or any other party, and GSMC is under no obligation to finance our purchase of Securities pursuant to the Offers. It is a condition to the Offers that we have obtained financing, either from GSMC or otherwise, on terms and conditions satisfactory to us, to enable us to purchase the Securities pursuant to the Offers and pay the related fees and expenses (the “Financing Condition”). If we are unable to obtain such financing and do not waive the Financing Condition, we will not accept Securities tendered pursuant to the Offers or, if we have previously accepted Securities, we will promptly return them to the tendering holders.

Conditions to the Offers

Notwithstanding any other provision of any of the Offers (or any extensions or amendments of the Offers) and in addition to (and not in limitation of) our right to extend or amend any Offer at any time in our sole discretion, we will not be required to accept or pay for any Securities tendered or to make any Consent Payment, and may terminate any Offer at any time in our sole discretion and may, subject to Rule 14e-1 under the Exchange Act, postpone the acceptance of any Securities tendered pursuant to any of the Offers or delay the payment for Securities accepted for purchase if, at or prior to the applicable Expiration Time, any of the following conditions has not been satisfied or waived, prior to or concurrently with the Expiration Time of the applicable Offer, as it may be extended from time to time:

(1)    the Consent Condition shall be met, which means that the Depositary shall have received the Requisite Consents for all of the New Supplemental Indentures;

(2)    the Financing Condition shall be met, which means that we shall have obtained financing on terms and conditions satisfactory to us to enable us to purchase the Securities pursuant to the Offers and pay the related fees and expenses;

(3)    there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to any of the Offers or the Consent Solicitations by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, that (a) challenges the making of any of the Offers or the Consent Solicitations or might directly or indirectly prohibit, prevent, restrict or delay consummation of, or otherwise adversely affect in any material manner, any of the Offers or the Consent Solicitations or (b) in our reasonable judgment, could materially adversely affect our business, financial condition, income, operations, properties, assets, liabilities or prospects before and after giving effect to the Offers and the Consent Solicitations, or materially impair the contemplated benefits of the Offers and the Consent Solicitations to us;

(4)    there shall not have occurred or be likely to occur any event affecting our business or financial affairs that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of any of the Offers or the Consent Solicitations or that will, or is reasonably likely to, materially impair the contemplated benefits of the Offers and the Consent Solicitations to us;

(5)    there shall not have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (c) a material impairment in the trading market for debt securities, (d) a commencement of war, armed hostilities or other national or international calamity directly or indirectly relating to the United States, (d) any significant adverse change in U.S. securities or financial markets generally, or (e) in the case of any of the foregoing existing at the time of the commencement of the Offers, a material acceleration or worsening thereof; or

(6) the Trustee shall have executed the New Supplemental Indentures and shall not have objected in any respect to, or taken any action that could, in our sole judgment, adversely affect the consummation of, any of the Offers or the Consent Solicitations or our ability to effect the Amendments, and shall not have taken any action that challenges the validity or effectiveness of the procedures we use in soliciting the Consents to the Amendments (including the forms thereof) or in making the Offers.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. We may assert them regardless of the circumstances (including any action or inaction by us) giving rise to a failure to satisfy that condition. Any determination we make concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Expiration Time, Extension, Amendment and Termination

The Consent Payment Deadline will be 5:00 p.m., New York City time, on January 29, 2003, unless extended. The Expiration Time will be 5:00 p.m., New York City time, on February 13, 2003, unless extended or earlier terminated.

We expressly reserve the right, in our sole discretion, subject to applicable law at any time or from time to time, to:

(1)    terminate any of the Offers, and not accept for payment any Securities, or postpone the acceptance of any Securities tendered pursuant to any of the Offers or delay the payment for Securities accepted for purchase, if any of the conditions set forth under “—Conditions to the Offers” are not satisfied and are not waived by us;

(2)    waive any condition to any Offer and accept all Securities previously tendered for purchase pursuant to such Offer;

(3)    extend the Consent Payment Deadline or the Expiration Time of any of the Offers and retain all Securities tendered pursuant to the Offers, subject to the withdrawal rights of holders; and

(4)    amend any Offer in any respect until the Securities that are the subject of the Offer are accepted for payment.

If we extend any Offer, or if, for any reason, the acceptance for payment of, or the payment for, Securities is delayed or if we are unable to accept for payment or pay for Securities pursuant to any Offer, then the Depositary may retain tendered Securities that have not been previously withdrawn on our behalf, and such Securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “—Withdrawal of Tenders (and Revocation of Corresponding Consents),” subject to Rule 14e-1(c) under the Exchange Act (which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer).

Any extension of a Consent Payment Deadline or any extension, termination or amendment of any of the Offers may be made by giving written or oral notice to the Depositary, which will be followed as promptly as practicable by a public announcement of such action. In the case of an extension of a Consent Payment Deadline or the Expiration Time of any of the Offers, a public announcement will be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Consent Payment Deadline or Expiration Time of the Offer or Offers subject to such extension. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or otherwise as required by law. All Securities tendered pursuant to an Offer prior to any extension and not subsequently withdrawn will remain subject to that Offer.

The terms of any extension or amendment of any Offer may vary from the original Offer depending on such factors as prevailing interest rates and the principal amount of Securities previously tendered or otherwise purchased. If, prior to the Expiration Time, we amend the terms of any Offer, such amendment will apply to all Securities of the same series tendered pursuant to that Offer, but will not (unless expressly provided) apply to any other Offer.

DESCRIPTION OF THE SECURITIES

The following description sets forth certain terms and conditions of the Securities. This description does not purport to be complete and is qualified in its entirety by reference to the Original Indenture and the Supplemental Indentures. Copies of the Original Indenture and the Supplemental Indentures are available for inspection at the principal office of the Trustee. You may also obtain copies of these documents without charge from the Information Agent.

7.125% Redeemable Notes Due 2004

The outstanding principal amount of the 7.125% Notes is $200 million. The 7.125% Notes mature on May 1, 2004 and bear interest at 7.125% per annum, with interest payable on May 1 and November 1 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The 7.125% Notes are not subject to, or entitled to the benefit of, any sinking fund. We have the right to redeem the 7.125% Notes, in whole or in part, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the 7.125% Notes to be redeemed plus the interest accrued on the 7.125% Notes to the redemption date; and

•	an amount equal to the sum of:

•	the present values of the remaining scheduled payments of principal and interest on the 7.125% Notes to be redeemed, not including the interest accrued on the 7.125% Notes to the redemption date, and

•	the interest accrued on the 7.125% Notes to be redeemed to the redemption date.

The present value of the remaining scheduled principal and interest payments on the 7.125% Notes would be determined for this purpose by discounting those payments to the redemption date, using a discount rate that is equal to the semi-annual bond equivalent yield to maturity of a comparable issue of U.S. Treasury securities plus 25 basis points. This discount calculation assumes semi-annual compounding and also assumes a 360-day year consisting of twelve 30-day months. The 7.125% Notes are listed on The New York Stock Exchange (the “NYSE”) under the symbol “CTRP O4”. We plan to file an application with the SEC and the NYSE to delist the 7.125% Notes shortly after the commencement of the Offers.

8.200% Series A Medium Term Notes Due 2005

The outstanding principal amount of the 8.200% Notes is $15 million. The 8.200% Notes mature on September 15, 2005 and bear interest at 8.200% per annum, with interest payable on March 15 and September 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The 8.200% Notes are not subject to, or entitled to the benefit of, any sinking fund. The 8.200% Notes cannot be redeemed or repaid prior to the stated maturity date.

8.500% Series A Medium Term Notes Due 2010

The outstanding principal amount of the 8.500% Notes is $40 million. The 8.500% Notes mature on September 15, 2010 and bear interest at 8.500% per annum, with interest payable on March 15 and September 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The 8.500% Notes are not subject to, or entitled to the benefit of, any sinking fund. The 8.500% Notes cannot be redeemed or repaid prior to the stated maturity date.

Market and Trading Information

The 7.125% Notes are listed for trading on the NYSE. However, we expect to file an application with the SEC and the NYSE to delist the 7.125% Notes shortly after the commencement of the Offers. The 8.200% Notes and the 8.500% Notes are not listed for trading on any exchange. The Securities also trade in the over-the-counter market. Trading in the Securities on both the NYSE and in the over-the-counter market is very limited. There were no reported sales of the 7.125% Notes on the NYSE in the 52-week period preceding the date of this Offer to Purchase. Prices and trading volumes of the Securities in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Securities, may differ from actual trading prices and should be viewed as approximations. We urge you to obtain current information with respect to market prices for the Securities.

THE AMENDMENTS

The Amendments would eliminate certain covenants and Events of Default contained in the Original Indenture and the Supplemental Indentures so that any non-tendered Securities do not restrict our future financial and operating flexibility. We will set forth the Amendments in three New Supplemental Indentures, as follows:

Third Supplemental Indenture

The Third Supplemental Indenture would eliminate the covenant entitled “Provision of Financial Information” contained in Section 1008 of the Original Indenture. Elimination of this covenant would relieve us of our obligation under the Original Indenture to file with the SEC and deliver to the Trustee all information that would be required to be contained in periodic reports under the Exchange Act. We plan to file an application with the SEC and the NYSE to delist the 7.125% Notes from the NYSE shortly after the commencement of the Offers. If the Third Supplemental Indenture is adopted, and such delisting application is granted, because we have fewer than 300 holders of each class of the Securities, we will no longer be subject to any periodic reporting obligations under the Original Indenture or the Exchange Act.

The Third Supplemental Indenture would also eliminate the “Events of Default” contained in subsections (4), (5), (6) and (7) of Section 501 of the Original Indenture. As a result, the following events would no longer constitute an “Event of Default” under the Original Indenture:

•
default by us or Cabot Trust in the performance of any covenant or warranty contained in the Original Indenture, the Supplemental Indentures, or any guarantee by Cabot Trust (other than defaults in payment of interest, principal or any sinking fund payment);

•
default in the payment of an aggregate principal amount exceeding $20 million of any evidence of our indebtedness, or any mortgage, indenture or other instrument under which the indebtedness is issued or secured;

•	judgments against us or our subsidiaries in an aggregate amount not covered by insurance exceeding $20 million; and

•	specified events of bankruptcy, insolvency or reorganization initiated or consented to by us or Cabot Trust.

The primary effect of an Event of Default under the Original Indenture is that, if an Event of Default occurs and continues unremedied, the Trustee or the holders of at least 25% of the principal amount of the outstanding Securities affected by the Event of Default may declare the principal of such Securities to be immediately due and payable (an “Acceleration Event”). As a result of the Amendments, the events specified above would no longer give rise to an Acceleration Event under the Original Indenture and the holders of Securities may have limited or no rights or remedies under the Original Indenture if such an event occurs.

To approve the Amendments reflected in the Third Supplemental Indenture, the registered holders of at least a majority in aggregate principal amount of Securities outstanding as of the Consent Payment Deadline, considered as a single class, must tender Consents to the Third Supplemental Indenture. If the Third Supplemental Indenture becomes effective, it will apply to all the Securities that remain outstanding.

Fourth Supplemental Indenture

The Fourth Supplemental Indenture would eliminate the covenant entitled “Limitations on Incurrence of Indebtedness” contained in Section 2.4 of the First Supplemental Indenture. Elimination of this covenant would remove certain limitations on our ability, and the ability of our subsidiaries, to incur indebtedness, including restrictions relating to (1) our aggregate level of debt, (2) our ability to incur secured debt, (3) the ratio of our consolidated net income available for debt service to our annual debt service charge, and (4) the level of total unencumbered assets in relation to our aggregate outstanding principal indebtedness unsecured by any mortgage, lien or security interest upon any of our properties or the properties of any of our subsidiaries on a consolidated basis.

To approve the Amendments reflected in the Fourth Supplemental Indenture, the registered holders of at least a majority in aggregate principal amount of the 7.125% Notes outstanding as of the Consent Payment Deadline must tender Consents to the Fourth Supplemental Indenture. If the Fourth Supplemental Indenture becomes effective, it will apply to all of the 7.125% Notes that remain outstanding.

Fifth Supplemental Indenture

The Fifth Supplemental Indenture would eliminate the covenant entitled “Limitations on Incurrence of Indebtedness” contained in Section 1.7 of the Second Supplemental Indenture. Elimination of this covenant would remove from the Second Supplemental Indenture certain limitations on our ability, and the ability of our subsidiaries, to incur indebtedness. The limitations are substantially the same as those contained in Section 2.4 of the First Supplemental Indenture, which are summarized above.

To approve the Amendments reflected in the Fifth Supplemental Indenture, the registered holders of at least a majority in aggregate principal amount of the 8.200% Notes and the 8.500% Notes outstanding as of the Consent Payment Deadline, considered together as a single class, must tender Consents to the Fifth Supplemental Indenture. If the Fifth Supplemental Indenture becomes effective, it will apply to all of the 8.200% Notes and the 8.500% Notes that remain outstanding.

Effectiveness of Amendments

The Amendments will be effected by the execution by us and the Trustee (and, in the case of the Third Supplemental Indenture, Cabot Trust) of the New Supplemental Indentures as soon as practicable after the applicable Consent Payment Deadline. The New Supplemental Indentures will, however, provide that the Amendments will not become operative unless and until we purchase validly tendered and unwithdrawn Securities pursuant to the applicable Offers. If we fail for any reason to purchase any validly tendered and unwithdrawn Securities pursuant to the Offers (or if the Consent Condition is not satisfied), the Amendments will never become operative and we will not pay any Consent Payments.

We qualify the foregoing description of the Amendments in its entirety by reference to the Original Indenture, the Supplemental Indentures and the form of New Supplemental Indentures. You can obtain copies of those documents without charge from the Information Agent.

CERTAIN CONSIDERATIONS AND RISK FACTORS

The following considerations and risks, in addition to the other information described elsewhere in this Offer to Purchase, should be carefully considered by each holder of Securities before deciding whether to participate in the Offers. Holders should also see “Certain U.S. Federal Income Tax Consequences” for a discussion of certain tax issues that should be considered and “The Amendments” for a description of the Amendments in considering the consequences of adopting the Amendments.

Risks Related to the Offers and the Amendments

We will no longer provide financial information to the holders of the Securities.

Upon consummation of the Offers, we will no longer be subject to the information reporting requirements under the Original Indenture. In addition, we expect to a file an application with the NYSE and the SEC to delist the 7.125% Notes from the NYSE. If the Third Supplemental Indenture is adopted, and this application is granted, because we have fewer than 300 holders of each class of the Securities, we will no longer be subject to any periodic reporting obligations under the Original Indenture or Sections 13(a) and 15(d) of the Exchange Act. In this event, we do not intend to continue providing financial information to the holders of Securities.

Our increased financial and operating flexibility could increase the credit risk to non-tendering holders.

Securities not purchased pursuant to the Offers will remain outstanding obligations of Cabot L.P. If the Requisite Consents are received, the New Supplemental Indentures are executed and the Amendments become operative, certain of the principal restrictive covenants and Events of Default contained in the Original Indenture and the Supplemental Indentures will be eliminated, thereby increasing our financial and operating flexibility. Each holder of Securities that were not tendered or accepted for payment pursuant to the Offers will be bound by the Amendments, regardless of whether the holder consented to the applicable Amendments, as follows:

•	if the Third Supplemental Indenture becomes effective, it will apply to all the Securities that remain outstanding;

•	if the Fourth Supplemental Indenture becomes effective, it will apply to all of the 7.125% Notes that remain outstanding; and

•	if the Fifth Supplemental Indenture becomes effective, it will apply to all of the 8.200% Notes and the 8.500% Notes that remain outstanding.

The elimination of the restrictive covenants would relieve us of our obligation under the Original Indenture to continue filing periodic reports under the Exchange Act and would allow us to incur additional indebtedness without the existing restrictions. The elimination of the Events of Default would limit the rights and remedies available to holders of the Securities as a result of the events described in the eliminated Events of Default, including, without limitation, the right to declare an Acceleration Event. As a result, the changes effected by the New Supplemental Indentures may limit the information and remedies available, and increase the credit risk, to non-tendering holders and may otherwise adversely affect the interests of non-tendering holders. See “The Amendments.”

Successful completion of the Offers could have adverse effects on the markets for the Securities.

The trading market for Securities that are not tendered and accepted for payment could become more limited than the existing trading market and could cease to exist altogether due to the reduction in the amount of Securities outstanding after the Offers, which might adversely affect the liquidity and market price of the Securities. If a market for the remaining Securities exists or develops, the Securities may trade at a discount to the price at which they would trade if the amounts outstanding were not reduced, and the prices at which any such trading occurs could be extremely volatile. There may be no active market in the Securities following consummation of the Offers.

Risks Related to Our Business and Financial Condition

We can change our financing, investment, distribution and other business policies.

Cabot Trust’s Board of Trustees establishes our financing, investment, distribution and other business policies based on management’s recommendations and the Board’s evaluation of business and general economic conditions and other relevant factors. The Board has full discretion to change these policies without the consent of our unitholders. Among other policies, it is our current policy to limit our debt-to-total-undepreciated-assets ratio to 40%, but our organizational documents do not limit the amount of indebtedness that we may incur without unitholder approval, and this policy could therefore be changed by Cabot Trust’s Board of Trustees at any time.

Our business consists primarily of operating real estate and is therefore subject to real estate investment and operating risks.

Tenant defaults and bankruptcies may reduce our income and cash flow. We derived more than 98% of our continuing income from rental operations during the transition period from January 1, 2002 through June 30, 2002 and more than 99% during the three months ended September 30, 2002. If a significant number of tenants fail to meet their lease obligations, our revenues and cash flow will decrease and we may be unable to make required debt service payments.

Defaulting tenants may seek bankruptcy protection, which could result in payment delays or in the rejection and termination of the tenants’ leases. This would reduce our income, cash flow and amounts available to repay debt obligations. In addition, a tenant may suffer business losses, which may weaken its financial condition and result in the failure to make rental payments when due.

We may be adversely affected by increases in real estate operating costs. If our properties do not generate revenues sufficient to meet our operating expenses, including debt service, tenant improvement costs, leasing commissions and other capital expenditures, we may have to borrow additional amounts to cover our fixed costs, and our cash flow may be adversely affected.

Commercial properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning and maintenance, insurance and administrative costs, and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, competition in the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While our current tenants are generally obligated to pay a portion of increases in operating costs, there is no assurance that our existing tenants will agree to pay all or any portion of those costs upon renewal of their leases or that new tenants will agree to pay those costs.

We may encounter significant delays in reletting vacant space with resulting losses of income. When leases of space in our properties expire, the leases may not be renewed, the related space may not be relet promptly or the terms of renewal or reletting, including the cost of required renovations, may be less favorable than the terms of the expiring leases. Leases covering approximately 18.8% of our total leased rentable space will expire in fiscal year 2003 and leases covering approximately 18.6% of our total rentable space will expire in fiscal year 2004 (excluding Assets Held for Sale, 19.8% and 19.0%), based on annualized net rent.

In formulating our annual business plans, we make estimates of renovation and reletting costs that take into consideration our views of both current and expected future business conditions in our markets. Our estimates may prove to be inaccurate. If we are unable promptly to relet or renew the leases for all or a substantial portion of our space, if the rental rates upon the renewal or reletting are significantly lower than expected rates or if our cost estimates prove inadequate, then our cash flow may be adversely affected.

We may not be able to meet our targeted levels of leasing activity due to the highly competitive nature of the industrial property markets.

Numerous industrial properties compete with our properties in attracting tenants to lease space and additional properties can be expected to be built in the markets in which our properties are located. The number and quality of competitive industrial properties in a particular area will have a material effect on our ability to lease space at our existing properties or at newly acquired properties and on the rents charged.

There are potential conflicts of interest in our operations.

We have engaged RREEF to be our investment advisor and provide us with asset and property management, acquisition, disposition and development services with respect to our owned assets. RREEF is also the investment advisor and manager of Cabot Trust’s majority shareholder, Calwest, and in such capacity has overall management and control of the business and affairs of Calwest, subject to the investment objectives and policies, program guidelines, budgets and annual investment plans of Calwest’s majority owner, CalPERS. Further, RREEF, in its capacity as manager of Calwest, can elect or remove members of Cabot Trust’s Board of Trustees. Currently, the members of the Board of Trustees and the officers of Cabot Trust are all employees of RREEF and, in such capacities, such employees of RREEF control the business and affairs of Cabot Trust. RREEF generally has the authority within certain parameters to determine whether and on what terms to acquire properties on behalf of and sell the properties owned by us and may from time to time seek counsel from CalPERS. As a manager of Calwest, an investment manager of Cabot L.P. and having control responsibility for Cabot Trust, RREEF could determine that the acquisition or sale of our properties on arm’s-length terms is advantageous to CalPERS, Calwest or Cabot Trust and cause us to execute the same even though such acquisition or sale may be one that we would not otherwise undertake.

We may incur significant environmental remediation costs or liabilities.

As an owner and operator of real properties, we are subject to various federal, state and local environmental laws, ordinances and regulations that impose liability on current and previous owners and operators of real property for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. Some of these laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the owner’s ability to borrow using the real property as collateral.

Environmental laws and common-law principles could be used to impose liability for release into the air of and exposure to hazardous substances, including asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to the released hazardous substances. As an owner of real properties, we could be liable for these types of costs.

Phase I environmental site assessment reports (“ESAs”) were obtained by our original contributing investors in connection with their initial acquisitions of the properties, or were obtained by us in connection with the transactions resulting in our formation. In accordance with our acquisition policies, we have also obtained Phase I ESAs for all of the properties that we have acquired since the date of our formation. Furthermore, we also intend to complete Phase I ESAs or environmental audits for each property annually. The purpose of Phase I ESAs is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. The earliest of the Phase I ESAs for our properties were obtained in 1988. Commonly accepted standards and practices for Phase I ESAs have evolved to encompass higher standards and more extensive procedures over the period from 1988 to the present. As of December 31, 2002, all of the Phase I ESAs for our properties were no greater than three years old.

It is possible, however, that the Phase I ESAs relating to the properties do not reveal all environmental liabilities. Moreover, future laws, ordinances or regulations may impose material environmental liability or our properties’ current environmental condition may be affected by tenants, by the condition of land or operations in the vicinity of the properties or by third parties unrelated to us.

We carry blanket environmental insurance coverage on all but one property. That property is undergoing remediation and has pollution and remediation legal liability coverage. Four other properties have stand-alone environmental policies in addition to coverage afforded under the blanket program.

We may be adversely affected by changes in laws.

Our properties are subject to various federal, state and local regulatory requirements, including state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are in material compliance with all current regulatory requirements. However, new requirements may be imposed that would require us to make significant unanticipated expenditures and that could have an adverse effect on our cash flow.

We could be adversely affected if hazard losses on our properties exceed the amount of our insurance coverage or are not covered by insurance.

We are a named insured on CalPERS’ blanket insurance program. Accordingly, we carry commercial general liability insurance, standard “all-risk” property insurance, terrorism, flood, earthquake and rental loss insurance with respect to our properties with policy terms and conditions customarily carried for similar properties. We believe that our current insurance coverage (other than insurance coverage with respect to earthquakes for properties located in Northern California) is adequate. However, our insurance is subject to normal limitations on the amounts of coverage, and some types of losses (such as losses from wars, terrorism or from earthquakes for properties located in California) may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of the amount of our insurance coverage occur, we could lose the capital invested in a property, as well as the anticipated future revenue from that property, and we would continue to be obligated on any mortgage indebtedness or other obligations related to the property.

In light of the California earthquake risk, California building codes have since the early 1970s established construction standards for all new buildings and also contain guidelines for seismic upgrading of existing buildings that are intended to reduce the possibility and severity of loss from earthquakes. The construction standards and upgrading, however, do not eliminate the possibility of earthquake loss. It is our current policy to obtain earthquake insurance if available at acceptable cost. As of September 30, 2002, all of our 83 properties located in California were covered by earthquake insurance in amounts we believe to be reasonable. We currently maintain blanket earthquake insurance coverage for all properties located outside California in amounts we believe to be reasonable.

We are currently reviewing our insurance policies and, as such, our insurance policies, and terms and conditions contained in such policies, may change, including our policies and terms and conditions with respect to earthquakes and/or terrorism. Although we intend to maintain insurance policies with policy terms and conditions customarily maintained by similarly situated entities, there is no assurance that our future insurance policies will contain the same coverage, terms and conditions as we currently maintain. Consequently, all or a portion of our properties may not be covered by disaster-type insurance.

Equity real estate investments are relatively illiquid.

The relative illiquidity of our real estate investments may limit our ability to adjust our property portfolio to respond to market changes. In addition, the Internal Revenue Code of 1986, as amended (the “Code”), significantly limits our ability to sell properties held for fewer than four years, which may affect our ability to sell properties without adversely affecting returns to common unitholders. These factors will tend to limit our ability to vary our portfolio promptly in response to changes in market or general economic or other conditions.

If Cabot Trust requires cash to satisfy distribution requirements or tax liabilities, it may cause us to incur additional borrowings.

Cabot Trust has no sources of cash other than us. Thus, if Cabot Trust has cash requirements in excess of distributions from us, it may cause us to incur indebtedness. Cabot Trust may need to borrow funds or cause us to borrow funds to enable us to meet REIT minimum distribution requirements, avoid imposition of excise tax, or satisfy tax liabilities. To qualify as a REIT, Cabot Trust is generally required to distribute at least 90% of its annual net taxable income, excluding any net capital gain, to its shareholders. In addition, REITs are subject to a 4% nondeductible excise tax to the extent their annual distributions fail to meet certain distribution requirements imposed by the Code. Furthermore, certain transactions of a REIT can be subject to a tax rate of 100%.

If Cabot Trust fails to qualify as a REIT, it will incur substantial additional tax liabilities. Cabot Trust believes that it has qualified as a REIT for federal income tax purposes, but it has not and does not intend to request a ruling from the Internal Revenue Service that Cabot Trust does in fact qualify as a REIT. If Cabot Trust were to fail to qualify as a REIT for any taxable year, Cabot Trust would not be permitted to deduct the amount it distributes to its shareholders from its taxable income and would have to pay federal income tax, including any alternative minimum tax, at regular corporate tax rates. Unless entitled to relief under provisions of the Code, Cabot Trust also would be disqualified from treatment as a REIT for the four taxable years following the year during which Cabot Trust’s REIT qualification was lost. Cabot Trust’s Board of Trustees is authorized to revoke its REIT election at any time in response to future economic, market, legal, tax or other considerations.

We may suffer losses from our acquisition, development and construction activities.

We intend to acquire existing industrial properties to the extent that they can be acquired on advantageous terms and meet our investment criteria. These acquisitions will entail the risk that investments will fail to perform as expected, the risk of unexpected liabilities and the risk that necessary property improvement costs may be greater than we estimated in deciding to acquire a property.

We also intend to grow through the selective development and construction of industrial properties, including build-to-suit properties and speculative development, as suitable opportunities arise. The risks associated with real estate development and construction activities include the following:

•	we may find it necessary to abandon development project activities after expending significant resources to determine their feasibility;

•	the construction cost of a project may exceed original estimates, possibly making the project less profitable than originally estimated;

•	occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

•	financing may not be available on favorable terms for development of a property;

•	limited cash flow during construction period;

•	the construction and lease up of a property may not be completed on schedule, resulting in increased debt service and construction costs; and

•	we may fail to obtain, or may experience delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations.

We are subject to real estate financing risks.

Potential adverse effects of the costs of and possible difficulties in obtaining debt financing may adversely affect our cash flows. As a result, among other things, of Cabot Trust’s annual income distribution requirements applicable to REITs under the Code, we rely to a significant extent on borrowings to fund acquisitions, capital expenditures and other items, and expect to continue to do so. We are therefore subject to real estate and general financing risks, including changes from period to period in the availability of financing, the risk that our cash flow may not cover required debt service payments and the risk that we will not be able to refinance existing indebtedness or that the refinancing terms will be unfavorable. If we do not make mortgage payments, the property or properties subject to the mortgage indebtedness could be foreclosed upon by or transferred to the lender.

Rising interest rates will generally increase our borrowing costs.

We have a bank credit facility that permits us to borrow up to $300 million (of which approximately $286 million was drawn as of September 30, 2002) for property acquisitions and other purposes that provides for interest at variable rates, and we may incur additional variable-rate indebtedness in the future. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow. While we may enter into arrangements that are intended to reduce our exposure to rising interest rates, changes in interest rates will still affect our business and results of operations.

Our use of interest rate hedging agreements may increase our interest and financing costs, may result in losses and may present other risks.

To reduce our exposure to changes in market interest rates, we have from time to time entered into various types of interest rate protection, or “hedging,” agreements with investment-grade financial institutions. These agreements include interest rate swap, interest rate collar and interest rate cap agreements, which are intended to limit our exposure to increases in interest rates on our variable-rate borrowings. They also include “Treasury lock agreements” that are entered into for the purpose of hedging the interest rates of fixed interest rate indebtedness that we expect to incur in future periods. Interest rate hedging agreements involve the risks described in the following paragraphs:

Hedging agreements may increase our interest and financing costs. Since interest rate hedging agreements are intended to have the effect of fixing the interest rates that we pay within a specified range or at a specified level, they may have the effect, in declining interest rate environments, of increasing our interest costs over what those costs would otherwise have been. We may also pay fees and incur other transaction costs in connection with entering into these agreements. Hedging agreements present credit risks. The counterparties in our hedging agreements may become financially unable to perform their obligations under the agreements. In that case, we would not receive the protection against changes in interest rates that we had intended and we may also not be able to recover fees or others costs incurred by us in entering the hedging agreement.

Hedging agreements may present “basis risks.” The interest rate index or other basis of the hedging agreement may not change with the same frequency or in the same magnitude as the interest rates that we are seeking to hedge. This possibility, which is commonly referred to as “basis risk,” may result in unexpected costs and losses. Deferral of gains and losses under hedge accounting principles may become inappropriate for specific hedging arrangements. In general, we intend that the amounts we are required to pay to or that we receive from the counterparties under our hedging agreements will be reflected in our financial statements using “hedge accounting” principles. Under hedge accounting principles the amounts of such losses and gains are added to or credited against our interest expense over the life of the related borrowing rather than being reported as current gain or loss. Hedge accounting may cease to be appropriate for a particular hedging agreement if the agreement ceases to be sufficiently correlated with the indebtedness being hedged. This may occur as a result of basis risk or it may occur because the borrowing to which the hedge agreement relates is not completed in the form or within the time frame contemplated when the hedging agreement was executed or if the related borrowing is terminated prior to maturity.

Effective January 1, 2001, we implemented Statement of Financial Accounting Standards (“SFAS”) No. 133, which changed the underlying accounting for derivative instruments that qualify as hedges. Under the provisions of SFAS No. 133, the amounts we are required to pay to or that we receive from the counterparties under our hedging agreements will be accounted for as cash flow hedging instruments and reflected in our financial statements, at fair value, as either assets or liabilities depending on the rights or obligations under the agreements. The effective portion of the changes in fair value of a derivative instrument designated and qualifying as a cash flow hedging instrument shall be reported as a component of other comprehensive income (outside earnings) and reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The remaining change in fair value of the derivative instrument, if any, shall be recognized currently in earnings. Reporting of changes in fair value as a component of other comprehensive income may cease to be appropriate for a particular hedging agreement if the agreement ceases to be highly effective in offsetting the corresponding change in the cash outflows or inflows of the hedged transaction. Loss of effectiveness could result in the net change in fair value in accumulated other comprehensive income to be immediately reclassified into earnings. This may again occur as a result of basis risk or it may occur because the borrowing to which the hedge agreement relates is not completed in the form or within the time frame contemplated when the hedging agreement was executed or if the related borrowing is terminated prior to maturity. Treasury lock agreements may result in substantial losses if market interest rates change significantly. Treasury lock agreements involve the sale by us to an institutional counterparty, on a future delivery basis, of U.S. Treasury securities having maturities comparable to that of our proposed future debt issuance. The amount, if any, that we may be required to pay to our counterparty, or that the counterparty may be required to pay to us, under the Treasury lock agreement depends on the direction and magnitude of any change in the relevant Treasury market yields between the contract initiation date and the contract settlement date. Accordingly, if we enter into Treasury lock agreements in the future we will be subject to potential increases in interest expense or immediate loss recognition that will fluctuate with movements in Treasury market yields and that may be substantial.

Interest rate hedging agreements may not be enforceable in some cases. The enforceability of interest rate hedging agreements may depend on compliance by the parties with applicable statutory and other legal requirements. They may not be enforceable if they were not authorized or appropriate for a counterparty or if the related documentation has not been prepared and executed properly.

Substantial income from hedging activities could adversely affect our ability to comply with Cabot Trust’s REIT qualification requirements of the Code.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Below we give you a general discussion of the material U.S. federal income tax consequences of the sale of the Securities pursuant to the Offers. We base this summary on the Code, the Treasury Regulations under the Code, Internal Revenue Service (“IRS”) rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Furthermore, we cannot assure you that the IRS will not take a view that is contrary to this discussion, and we have not sought and will not seek any rulings on these matters from the IRS.

We provide this summary for general information purposes only and do not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Securities in light of their individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, brokers, dealers in securities, banks, insurance companies, other financial institutions, nonresident aliens, foreign corporations and tax-exempt organizations, persons that hold Securities as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, partnerships and investors in pass-through entities), nor do we address any specific aspect of gift, estate, state, local or foreign taxation.

In this discussion we deal only with holders of Securities who are United States Persons (as defined below) and we assume the holders hold the Securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). For these purposes, “United States Person” means (1) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia), (3) an estate the income of which is subject to federal income tax regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFERS AND THE RECEIPT OF THE TOTAL CONSIDERATION (INCLUDING THE CONSENT PAYMENT) IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY APPLICABLE GIFT, ESTATE, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Sale of Securities Pursuant to the Offers

The sale of a Security pursuant to the Offers generally will be a taxable event for U.S. federal income tax purposes. A holder normally will recognize gain or loss equal to the difference between (1) the total amount of cash received in exchange for a Security, exclusive of any portion of such amount that is properly allocable to accrued interest, which will be taxed as ordinary income, and (2) the holder’s adjusted tax basis in such Security. A holder’s adjusted tax basis in a Security usually will be the cost of such Security. Except in the case of gain to the extent of any accrued market discount realized by a holder who did not elect to amortize such discount, which will be taxable as ordinary income, any such gain or loss will be either long-term or short-term capital gain or loss, depending on the holder’s holding period.

Payment of Consent Payment

While there are various arguments that can be made with respect to the characterization of the Consent Payment for federal income tax purposes, we believe that the Consent Payment should be considered part of the total consideration realized by a holder on its sale of Securities pursuant to the Offers.

Non-tendering Holders

The adoption of the various Amendments should not be a “significant modification” of the Securities for federal income tax purposes. As a result, holders who do not tender their Securities should not be deemed to have exchanged their Securities for new obligations. Accordingly, those holders should not recognize any gain or loss for U.S. federal income tax purposes and instead should have the same adjusted tax basis and holding period in their Securities after the effectiveness of the Amendments as they had before.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to the payment of the gross proceeds of the Offers to a holder of Securities. Federal income tax law also imposes “backup withholding” unless a tendering holder has provided such holder’s correct taxpayer identification number (“TIN”) which, in the case of a holder who is an individual, is his or her social security number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and information reporting requirements, provided that they properly demonstrate their eligibility for exemption.

If the tendering holder has not provided the correct TIN or an adequate basis for exemption, the holder may be subject to a penalty imposed by the IRS and the gross proceeds paid to the holder will be subject to a backup withholding tax of up to 30%. If any such withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE INTERPRETED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER.

DEALER MANAGER, INFORMATION AGENT AND DEPOSITARY

We have retained Goldman, Sachs & Co. to act as Dealer Manager, Georgeson Shareholder Communications, Inc. to act as Information Agent and Alpine Fiduciary Services, Inc. to act as Depositary in connection with the Offers. We have agreed to pay the Dealer Manager, the Information Agent and the Depositary customary fees for their services in connection with the Offers. We have also agreed to reimburse the Dealer Manager, the Information Agent and the Depositary for their out-of-pocket expenses and to indemnify them against certain liabilities, including liabilities under federal securities laws.

The Dealer Manager, in the ordinary course of its business, makes markets in the Securities. As a result, from time to time the Dealer Manager may own Securities. In addition, GSMC, an affiliate of the Dealer Manager, may provide a loan to us to finance the Offers. See “The Offers—Source of Funds.”

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning Cabot Trust, Cabot L.P., their respective affiliates or the Securities contained in this Offer to Purchase or for any failure by Cabot Trust or Cabot L.P. to disclose events that may have occurred and may affect the significance or accuracy of that information.

CABOT L.P. SELECTED
CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial data presented below as of and for the six months ended June 30, 2002 and as of and for the years ended December 31, 2001, 2000 and 1999 have been derived from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent public accountants. The selected consolidated financial data presented below as of and for the three months ended September 30, 2001 and 2002 and as of and for the six months ended June 30, 2001 is unaudited. The data set forth below should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the transition period ended June 30, 2002, our Annual Reports on Form 10-K for the years ended December 31, 2001 and 2000, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

	As of and for the Three Months Ended September 30,		As of and for the Six Months Ended June 30,		As of and for the Periods Ended December 31,
In Thousands	2002	2001	2002(1)	2001	2001	2000	1999
	(unaudited)	(unaudited)		(unaudited)
Operating Data:
Rental revenues	$46,918	$46,999	$94,613	$90,891	$188,243	$172,512	$121,389
Depreciation and amortization expenses	9,025	9,031	18,545	16,550	34,729	34,085	24,070
General and administrative expenses	1,872	2,496	2,451	5,222	11,380	10,134	8,965
Severance and merger expenses	—	—	—	—	51,298	—	—
Net income from continuing operations	16,242	17,238	30,055	35,133	20,261	59,108	41,866
Discontinued operations	1,619	3,768	6,134	9,244	16,837	19,844	21,821
Net income	17,861	21,006	36,189	44,377	37,098	78,952	63,687
Net income allocable to partnership units	12,567	15,712	25,601	33,789	15,922	59,383	57,678

Balance Sheet Data:
Total assets	$1,751,561	$2,150,368	$2,150,368	$1,786,438	$2,240,068	$1,767,959	$1,593,484
Total liabilities	746,354	841,386	841,386	731,297	1,115,728	713,054	584,768
Total partners’ equity/capital	1,005,207	1,308,982	1,308,982	1,055,141	1,124,340	1,054,905	1,008,716

Other Data:
Cash flows provided by (used in):
Operating activities	$10,363	$38,101	$52,987	$58,091	$118,526	$109,461	$101,293
Investing activities	311,573	(24,380)	(25,831)	(34,270)	(63,799)	(203,971)	(454,195)
Financing activities	(311,403)	(16,961)	(118,882)	(23,212)	42,821	75,506	372,608

(1)
In April 2002, we changed our fiscal year-end from December 31 to June 30. Accordingly, our transition period from January 1, 2002 to June 30, 2002 is presented. The unaudited data for the six months ended June 30, 2001 are presented for comparative purposes only.

OTHER INFORMATION

We have not authorized anyone to give you, and you should not rely on, any information or representations other than those contained in this Offer to Purchase. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell Securities or a solicitation of Consents in any circumstances in which that offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, we will deem the Offers to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. The information contained in this Offer to Purchase is current as of the date of this Offer to Purchase, and you should not presume that the information is current after that date even if we subsequently deliver copies of this Offer to Purchase or purchase Securities pursuant to the Offers.

SCHEDULE I:

FORMULA TO DETERMINE THE TOTAL CONSIDERATION AND THE OFFER CONSIDERATION

YLD	=
The Offer Yield equals the sum of (a) the yield to maturity on the Reference Security, as calculated by the Dealer Manager in accordance with standard market practice based on the bid price for such Reference Security as of 3:00 p.m., New York City time, on the Price Determination Date, as displayed on the Quotation Report or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Quotation Report is not available or is manifestly erroneous, plus (b) the applicable Fixed Spread, expressed as a decimal number.

CPN	=	the nominal interest rate payable on a Security expressed as a decimal number.

N	=	the number of semi-annual interest payments from (but excluding) the expected Settlement Date to (and including) the maturity date.

S	=
the number of days from and including the most recent date to which interest on the Securities has been paid to (but excluding) the expected Settlement Date. The number of days is computed using the 30/360 day-count method.

CP	=	the applicable Consent Payment per $1,000 principal amount.

N (Sigma) k=1	=
summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “k” in that term each whole number shown between 1 and N, inclusive), and the separate calculations are then added together.

Exp	=	exponentiate. The term to the left of “exp” is raised to the power indicated by the term to the right of “exp.”

OFFER CONSIDERATION	=	the purchase price of a Security per $1,000 principal amount of a Security including accrued interest, but not including the Consent Payment. The Offer Consideration is rounded to the nearest $.01.

TOTAL CONSIDERATION	=
the Offer Consideration plus the Consent Payment with respect to a Security per $1,000 principal amount of a Security if tender is made prior to the Consent Payment Deadline. The Total Consideration is rounded to the nearest $.01.

OFFER CONSIDERATION	=	$1,000 +	N (Sigma)	[	$1,000 (CPN/2)	]	– CP
		(1+YLD/2) exp (N-S/180)	k=1	[	(1+YLD/2) exp (k-S/180)	]

TOTAL CONSIDERATION	=	$1,000 +	N (Sigma)	[	$1,000 (CPN/2)	]
		(1+YLD/2) exp (N-S/180)	k=1	[	(1+YLD/2) exp (k-S/180)	]

S-1

SCHEDULE II:

HYPOTHETICAL PRICING EXAMPLE

This Schedule provides a hypothetical illustration of the Total Consideration and the Offer Consideration of our 7.125% Notes, which is based on hypothetical data, and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the Total Consideration and the Offer Consideration, and should not be used or relied upon for any other purpose.

Security:		7.125% Redeemable Notes due 2004
Maturity Date:		May 1, 2004
Reference Security:		3.375% due April 30, 2004
Fixed Spread:		85 bp
Assumed Settlement Date:		February 14, 2003
Assumed Price Determination Date:		January 14, 2003
Hypothetical Reference Yield as of Assumed Price Determination Date:		1.39%
YLD	=	2.24%
CPN	=	7.125%
N	=	3
S	=	103
Offer Consideration	=	$1,058.52
CP (assuming tender before Consent Payment Deadline)	=	$20.00
Total Consideration	=	$1,078.52
Accrued Interest	=	$20.39

S-2

If you would like to tender Securities pursuant to the Offers, you may do so through DTC’s ATOP or by following the instructions that appear earlier in this Offer to Purchase and in the related Letter of Transmittal. If you tender through ATOP you do not need to complete the Letter of Transmittal.

If you hold your Securities through a broker or other nominee, only that broker or nominee can tender your Securities. In that case, you must instruct your broker or nominee if you elect to tender your Securities.

The Depositary for the Offers is:

ALPINE FIDUCIARY SERVICES, INC.

By Mail:	By Overnight Courier:	By Hand:

P.O. Box 2065 South Hackensack, NJ 07606-9974 Attention: Corporate Actions Dept.	c/o Georgeson Shareholder 111 Commerce Road Carlstadt, NJ 07072 Attention: Kirsten Santangelo/ Wendy Demming	c/o Georgeson Shareholder 17 State Street, 27th Floor New York, NY 10004 Attention: Call Center Manager

By Facsimile for Eligible Institutions: (201) 559-1162
Confirm Fax by Telephone: (201) 460-2213

If you have questions about the Offers or procedures for tendering, you should call your Goldman Sachs sales representative or the Dealer Manager or the Information Agent at one of their telephone numbers set forth below. If you would like additional copies of this Offer to Purchase and the related Letter of Transmittal, you should call the Information Agent at its telephone number set forth below. If you have access to Goldman Sachs Financial WorkbenchSM you will also be able to obtain copies of this Offer to Purchase and the related Letter of Transmittal through that service.

The Information Agent for the Offers is:

GEORGESON SHAREHOLDER COMMUNICATIONS, INC.
17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (866) 328-5439

The Dealer Manager for the Offers is:

GOLDMAN, SACHS & CO.
Liability Management Group
29th Floor, 85 Broad Street
New York, NY 10004

Toll Free: (877) 686-5059